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                                                                    EXHIBIT 10.1
                                                                    ------------


                             CONSULTING AGREEMENT
                             --------------------


          CONSULTING AGREEMENT, made as of September 4, 1997 ("Agreement"), by and between Tyson Foods, Inc., a Delaware corporation ("Parent"), and James T. Hudson ("Consultant").


                                  WITNESSETH:
                                  ----------

          WHEREAS, Parent is engaged in the business of producing, marketing and distributing a variety of food products (the Business");

          WHEREAS, Consultant has acquired extensive knowledge of and experience in the Business as conducted by Parent;

          WHEREAS, Parent desires to obtain the benefit of Consultant's knowledge and experience by retaining Consultant, and Consultant desires to accept such position, for the term and upon the other conditions hereinafter set forth;

          WHEREAS, concurrently herewith, Parent, HFI Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Purchaser"), and Hudson Foods, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, the Company is merging with and into the Purchaser; and

          WHEREAS, Consultant will cease to be a director and officer of the Company and all of its subsidiaries, effective as of the Effective Time of the Merger (as such terms are defined in the Merger Agreement).

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Parent and Consultant hereby agree as follows:
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          1.  Consulting Services.  During the Term (as defined below),
              -------------------
Consultant shall make himself available to perform consulting services with respect to the businesses conducted by Parent and its subsidiaries. Such consulting services shall be related to such matters as the Chief Executive Officer of Parent may designate from time to time, including consulting services to Parent's Board of Directors with respect to the businesses conducted by Parent and its subsidiaries. Consultant shall accommodate reasonable requests for Consultant's consulting services, and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services.

          2.  Term.  The term of Consultant's engagement under this Agreement
              ----
shall commence at the Effective Time of the Merger and, unless earlier terminated pursuant to Section 8, shall continue in effect for a period of five years thereafter (such period, as may be earlier terminated, the "Term").
There shall be no extension of this Agreement other than by written instrument duly executed and delivered by both parties hereto.

          3.  Compensation.  During the Term, Parent shall pay Consultant
              ------------
$1,200,000 per annum, payable in equal monthly installments (subject to proration for any partial month) on the last day of each month during the Term to an account designated in writing by Consultant.

          4.  Expenses.  Parent shall reimburse Consultant for Consultant's
              --------
travel and other expenses, in an aggregate amount not to exceed $800,000.

          5.  Additional Benefits.  In addition to the compensation set forth
              -------------------
in Section 3 hereof, Parent shall provide Consultant with the following additional benefits:

                 (a) continuation of benefits payable pursuant to and in accordance with the Company's Salary Continuation Plan in effect on the date hereof, provided, however, that notwithstanding anything to the contrary in such
        --------  -------
Salary Continuation Plan, Consultant acknowledges and agrees that he shall not be entitled to receive payments under such plan for an extended period as a result of the Merger;

                 (b) continuation of the split-dollar life insurance policy provided by the Company prior to the date hereof under terms and conditions at least as favorable to Consultant as those in effect as of the date hereof;

                 (c) continued medical insurance benefits during the Term comparable to those provided by the Company prior to the date hereof;

                 (d) exclusive use of the Company's condo minium located in Palm Springs, California during the Term; and

                 (e) exclusive use of the Company's hangar located at the Rogers, Arkansas airport during the Term.

          6.  Confidentiality, Non-Competition.
              --------------------------------

                 (a) Consultant acknowledges that: (i) the Business is intensely competitive and that Consultant's engagement by Parent will require that Consultant have access to and knowledge of confidential information of Parent; (ii) the direct and indirect disclosure of any such confidential information to existing or potential competitors of Parent would place Parent at a competitive disadvantage and would do damage, monetary or otherwise, to Parent's business; and (iii) the engaging by Consultant in any of the activities prohibited by this Section 6 may constitute improper appropriation and/or use of such information and trade secrets. Consultant expressly acknowledges the trade secret status of the confidential information and that the confidential information constitutes a protectable business interest of Parent.

                 (b) For purposes of this Section 6, Parent shall be construed to include Parent and its subsidiaries and affiliates engaged in the Business.

                 (c) During the Term of this Agreement and at all times after the termination of Consultant's engagement upon expiration of the Term or otherwise, Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the confidential information, other than in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the confidential
                  -------- ----
information to a court or other administrative or legislative body, Consultant shall promptly notify Parentso that Parent may seek a protective order or other appropriate remedy. Consultant agrees to return all confidential information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to Parent at any time upon request by Parent and upon the termination of his engagement for any reason.

          (d) During the Term, Consultant shall not engage in Competition (as defined below) with Parent. For purposes of this Agreement, "Competition" by Consultant shall mean Consultant's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of Parent as the same shall be constituted at any time during or following his engage ment; provided that, it shall not be a violation of this Section 6(d) for
      -------- ----
Consultant to (i) become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Consultant does not actively participate in the business of such corporation until such time as this covenant expires,(ii) engage in any business which, at the commencement of such engagement, Parent was not engaged in Competition with or Consultant was not aware that Parent was in Competition with, or (iii) own
                                                                          ===
and operate the grower farms owned on the date hereof by Consultant.
===========

          (e) Without limiting the generality of the foregoing, during the Term, Consultant agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

               (i) solicit from any customer doing business with Parent, business of the same or of a similar nature to the Business with such customer;

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

               (ii) solicit the employment or services of, or hire, any person who at the time is employed by or a consultant to Parent; or

               (iii) otherwise interfere with the Business or accounts of Parent including the making of any statements or comments of a defamatory or disparaging nature to third parties regarding Parentor its officers, directors, personnel or products.

          (f) Consultant acknowledges that this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Merger Agreement, that the services to be rendered by him to Parent are of a special and unique character, which gives this Agreement a peculiar value to Parent, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Section 6 will cause Parent irreparable injury. Consultant therefore agrees that Parent shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Consultant from any such violation or threatened violations.

          (g) Consultant further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of Parent; and it is the intent of the parties hereto that if in the opinion of any court of competent jurisdiction any provision set forth in this Section 6 is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions as to such court shall appear not unreasonable and to enforce the remainder of this Section 6 as so modified.

          7.   Limitation on Dispositions.  (a) Consultant agrees that he will
               --------------------------
not for a period of two years commencing as of the Effective Time (the "Reorganization Conti nuity Period") enter into any transaction or arrangement to the extent such transaction or arrangement (combined with any other transactions or arrangements entered into by Consultant) would result in Consultant having entered into an Economic Disposition (as defined below) with respect to Parent Common Stock received by Consultant in the Merger, regardless of whether such transaction or arrangement would be treated as a sale, exchange or other taxable disposition of such Parent Common Stock for United States federal income tax purposes, unless at least thirty (30) business days prior to entering into any proposed transaction or arrangement (combined with any other transactions or arrangements entered into by Consultant) relating to or involving any shares of Parent Common Stock (a "Proposed Transaction"), Consultant provides at his expense a written opinion of nationally recognized tax counsel, in form and substance reasonably acceptable to Parent, that the Proposed Transaction will not adversely affect the treat ment of the Merger as a reorganization within the meaning of Section 368 of the Code.

               (b) For purposes of this Section 7, an "Economic Disposition" of shares of Parent Common Stock shall mean (i) any transaction or arrangement (including an outright sale) that would be treated as a sale, exchange or other taxable disposition for United States federal income tax purposes of shares of Parent Common Stock received in the Merger and (ii) any transaction or arrangement (or combination of transactions or arrangements) entered into by or on behalf of Consultant that reduces the economic benefits and burdens to Consultantof owning shares of Parent Common Stock (including any swap transaction, notional principal contract or the acquisition or grant of any calls, puts or other options, whether or not cash settlement is permitted or required) to such an extent that such transaction or arrangement causes Consultant not to satisfy the "continuity of proprietary interest" requirement under Section 368 of the Code with respect to such shares.

          8.   Termination.
               -----------

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          (a)  Notwithstanding any provision of this Agreement to the contrary, the engagement of Consultant hereunder after the Closing shall terminate on the first to occur of the following dates (each of which, to the extent applicable, the "Date of Termination"):

               (i) the date that Parent and Consultant mutually agree to such termination;

               (ii)  the date of Consultant's death or adjudicated incompetency;

               (iii) the date on which Parent shall give Consultant notice of termination on account of Disability (as defined below);

               (iv) the date on which Parent shall give Consultant notice of termination for Cause;

               (v) the date on which Parent shall give Consultant notice of termination without Cause; or

               (vi)  the expiration of the Term.

          (b) Upon termination of Consultant's engagement after the Closing, Consultant shall be entitled to the following:

               (i) upon termination pursuant to clause (a)(i), (iv) or (vi) above, Consultant or Consultant's heirs, as the case may be, shall be entitled to receive (A) any unpaid consulting fees and expenses to the Date of Termination and (B) all benefits payable pursuant to Section 5(a) and
     (b) hereof when they shall become due and payable.

               (ii)  upon termination pursuant to clause (a) (ii), (iii) or (v)
                                                             =====
     above, Consultant shall be entitled to receive (A) any unpaid consulting fees and expenses to the Date of Termination, (B) all consulting fees and expenses payable pursuant to Section 3 hereof when they shall become payable hereunder and (C) all benefits payable pursuant to Section 5 hereof when they shall become payable hereunder.

          (c) For purposes of this Agreement, "Disability" shall mean an illness, injury or other incapacitating condition as a result of which Consultant is unable to perform the services required to be performed under this Agreement for (i) ninety (90) consecutive days during the Term, or (ii) a period or periods aggregating more than ninety (90) days in any twelve (12) consecutive months. In any such event, Parent, in its sole discretion, may terminate this Agreement by giving notice to Consultant of termination for Disability. Consultant agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by Parent from time to time.

          (d) For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following, as reasonably determined by Parent:

               (i) the willful and continued failure, neglect or refusal by Consultant to perform his duties hereunder (including, without limitation, Consultant's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) after receiving written notice from Parent specifying in reasonable detail such failure, neglect or refusal and after being given a reasonable time and opportunity to remedy such alleged failure, neglect or refusal; ;

               (ii) any willful, intentional or grossly negligent act by Consultant having the effect of materially and demonstrably injuring the interest, business or reputation of Parent, any of its parents, subsidiaries or affiliates;

               (iii) Consultant's conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);
                                                     ---------------

               (iv) any misappropriation or embezzlement of the property of Parent or its affiliates and subsidiaries (whether or not a misdemeanor or felony); and

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

               (v) a breach of any one or more of the covenants of this Agreement by Consultant after receiving written from Parent specifying in
                             =================================================
     reasonable detail such breach and after being given a reasonable time and
     =========================================================================
     opportunity to remedy such breach provided, however, that Parent need not
     =========================================================================
     give such notice or provide any time for remedy for any breach of Section 7
     ===========================================================================
     hereof;.
     =======

          9.   Return of Company Property.  Consultant agrees that following the
               --------------------------
termination of his engagement for any reason, he shall return all property of Parent, its subsidiaries, affiliates and any divisions thereof which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by Parent to Consultant.

          10.  Registration Rights.  Immediately prior to the Effective Time,
               -------------------
Parent shall enter into a Registration Rights Agreement with Consultant with respect to all the shares of Parent Common Stock that he receives in the Merger on substantially the terms set forth on Exhibit A hereto.

          11.  Fees and Expenses.  Parent shall pay all legal fees and related
               -----------------
expenses (including the costs of experts, evidence and counsel) incurred by Consultant as a result of (i) Parent's wrongful termination of Consultant's engagement hereunder as finally determined by a court of competent jurisdiction (including all such fees and expenses, if any, incurred in contesting or disputing any such termination), and (ii) any action by Consultant to enforce Consultant's rights or benefits hereunder before a court of competent jurisdiction in which Consultant shall obtain a final non-appealable judgment.

          12.  Arbitration.  Any dispute or controversy arising under or in
               -----------
connection with this Agreement shall be settled by arbitration, conducted before a panel of three arbitrators sitting in a location approved by Consultant and Parent within fifty (50) miles from Little Rock, Arkansas in accordance with the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. Each party shall bear its own fees and expenses (including all legal fees and related expenses) associated with such arbitration. In the event an arbitration proceeding is commenced hereunder by Parent or the Consultant, Parent shall continue to pay to Consultant the compensation and expenses provided under Section 3 and 5 until a full and final decision providing otherwise is resolved by the arbitrator with respect to all matters in dispute. Any determination by such panel of arbitrators shall be consistent with the provisions of this Agreement as set forth herein.

          13.  Effectiveness; Termination; Survival.
               ------------------------------------

               (a) Notwithstanding any provision hereof to the contrary, it is the intention of the parties hereto that: (i) this Agreement shall become effective at the Effective Time of Merger; and (ii) from and after the termination of the Merger Agreement in accordance with its terms at any time prior to the Effective Time of Merger, the engagement contemplated hereby shall be deemed abandoned and this Agreement shall forthwith become void.

               (b) Upon termination of Consultant's engagement for any reason after the Effective Time of Merger, this Agreement shall terminate and Parent shall have no further obligation to Consultant; provided that the provisions
                                                -------- ----
set forth in Sections 6, 7, 8(b) and 9 through 18 hereof shall remain in full force and effect after the termination of Consultant's engagement, notwithstanding the expiration or termination of this Agreement.

          14.  Consultant's Independence and Discretion.
               ----------------------------------------

               (a) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein Consultant's relationship to Parent during the term of this Agreement shall only be that of an independent contractor and Consultant shall perform all services pursuant to this Agreement as an independent contractor. Consultant shall not provide any services under Parent's business name and shall not present himself as an employee of Parent.

               (b) Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Consultant performs his obligations under this Agreement shall be solely within the discretion of Consultant. Parent shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Consul tant to perform his obligations under this Agreement and nothing in this Agreement shall be construed to grant Parent any such authority.

          15.  Entire Agreement.  This Agreement sets forth the entire agreement
               ----------------
between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between any of them, and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

          16.  Waiver.  The failure of any party to this Agreement to enforce
               ------
any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by any other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

          17.  Severability.  In the event that any one or more of the
               ------------
provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

          18.  Notices.  Any notice given hereunder shall be in writing and
               -------
shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

     If to Parent:       Tyson Foods, Inc.
                         2210 Oaklawn Drive
                         Springdale, Arkansas 72764
                         Attn: Executive Vice President
                         and Chief Financial Officer


     If to Consultant:   James T. Hudson
                         18 Pinnacle Drive
                         Rogers, Arkansas 72758



or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

          19.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Arkansas without regard to conflicts of law principles.

          20.  Descriptive Headings.  The section headings contained herein are
               --------------------
for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          21.  Counterparts.  This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.

                           [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.


                                       TYSON FOODS, INC.



                                       By:   /s/ Leland E. Tollett
                                          --------------------------------
                                          Name:  Leland E. Tollett
                                          Title: Chairman and CEO




                                             /s/ James T. Hudson
                                       --------------------------------
                                       James T. Hudson








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